UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 29, 2005

PORTLAND GENERAL ELECTRIC COMPANY

(Exact name of registrant as specified in its charter)

Oregon	Commission File Number	93-0256820
(State or other jurisdiction of incorporation or organization)	1-5532-99	(I.R.S. Employer Identification No.)

121 SW Salmon Street, Portland, Oregon 97204

(Address of principal executive offices) (zip code)

Registrant's telephone number, including area code: (503) 464-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

2005 Annual Cash Incentive Plan

On March 29, 2005, the Compensation Committee (Compensation Committee) of the Board of Directors of Portland General Electric Company (PGE or Company) approved the 2005 Annual Cash Incentive Plan (Plan). The Plan has not been reduced to a formal document. Attached as Exhibit 10.1 to this current report on Form 8-K is a summary description of the Plan. The material terms and conditions of the Plan with respect to the CEO and the four most highly compensated officers (Named Executive Officers) of the Company, including the performance goals and targets, are described below.

Plan Administration

The Plan is administered by the Chief Executive Officer (CEO) of the Company.

Eligibility

The CEO is automatically a participant in the Plan. The CEO approves the other participants. The CEO has approved participation by the Named Executive Officers. Participants are not eligible to participate in any other annual incentive plan of the Company without the specific approval of the CEO.

Determination of Awards

Awards will be based upon annual strategic and individual performance goals and the attainment of a net income target. Awards are calculated by multiplying base salary paid for the year by the product of the target award opportunity, incentive performance rating percentage and a percentage based upon net income.

Target Award Opportunity

The Compensation Committee determined the CEO's target award opportunity and approved the other target award opportunity recommended by the CEO for the Named Executive Officers. The amount of the target award opportunity is expressed as a percentage of base salary paid and is 100% for the CEO and 50% for the Named Executive Officers.

Strategic and Individual Performance Goals

The strategic and individual performance goals for the CEO and Named Executive Officers are (i) customer value, (ii) trust, (iii) supply position, (iv) economic growth, (v) employer/employee relationship and (vi) operational excellence. The attainment of these goals results in a performance rating from 1 to 5, which is aligned with an incentive performance rating percentage ranging from 0% to 150%.

Below is a description of each goal and the applicable performance measurement:

  Customer value - Increase the level of customer satisfaction and experience of value principally measured through customer surveys.

  Trust - Earn the trust of co-workers, customers and the communities served. Measurements include customer and employee surveys, employee ethics and compliance training participation and employee volunteerism.

  Supply position - Design and maintain an energy resource portfolio with cost effective resources that provides reliable electricity supply at reasonable and stable prices. Measurements include capacity and energy position, change in supply costs and fuel source diversity.

  Economic growth - Exert a positive influence on the long-term economic strength of PGE's service territory. Measurements include involvement in job creation, retention and expansion of customers, and key customer surveys.

  Employer/employee relationship - Improve employee unity, work-life satisfaction, performance and accountability. Measurements include employee surveys and compensation benchmarking results.

  Operational excellence - Maintain high performance levels in safety, reliability, plant availability, customer service and regulatory and environmental compliance. Measurements include customer at-fault complaints, service reliability (outage duration and frequency), generation plant availability and efficiency, time and cost to connect new customers, safety incidents and regulatory compliance violations.

Net Income Target

Net income for purposes of the performance criteria is based upon available earnings information, normalized for non-routine items. Threshold, Target and Maximum net income levels for determining the funding level of the 2005 awards is as follows:

Net Income Achieved:	Funding Level
Below threshold	0%
Threshold (80% of Target)	50%
Target	100%
Maximum (120% or more of Target)	133%

Percentages are interpolated for actual levels achieved between levels above Threshold. If the Threshold is not achieved, awards paid, if any, are at the discretion of the Board of Directors.

Payment of Awards Earned

Awards will be paid as soon as administratively possible following the close of the year.

The amount of award payment is dependent upon the funding level for the Plan approved by the Board.

Termination of Employment

In the event of a participant's retirement, death, disability, or termination prior to award payment, the participant will forfeit all rights to any award.

Amendment, Suspension, or Termination of the Plan

The Company's Board of Directors may amend, suspend, or terminate the Plan at any time. In addition, the Board may amend, suspend, or terminate any or all unpaid awards under the Plan upon a finding of current or threatened financial hardship for the Company, which shall be final and binding upon all participants.

CEO and Named Executive Officers

For the purposes of the Plan, the CEO is Peggy Y. Fowler, Chief Executive Officer and President and the Named Executive Officers are James J. Piro, Executive Vice President, Finance, Chief Financial Officer and Treasurer; Douglas R. Nichols, Vice President, General Counsel and Secretary; Stephen M. Quennoz, Vice President, Nuclear & Power Supply/Generation and Stephen R. Hawke, Vice President, Customer Service & Delivery.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

  Exhibits

Exhibit Description

10.1 Summary description of the Portland General Electric Company 2005 Annual Cash Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PORTLAND GENERAL ELECTRIC COMPANY
(Registrant)

April 1, 2005	By:	/s/ James J. Piro
James J. Piro Executive Vice President, Finance Chief Financial Officer and Treasurer

April 1, 2005	By:	/s/ Kirk M. Stevens
Kirk M. Stevens Controller and Assistant Treasurer